EXHIBIT 10.12

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EXECUTIVES IN AUSTRALIA
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of [GRANT DATE] (the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the RSUs (as defined below) to Employee.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1

DEFINITIONS
1.1.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
“Agreement” has the meaning specified in the Preamble.
“Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
“Cause” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Employee’s failure substantially to perform Employee’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from the Company by Employee of such failure; provided that it is understood that this clause (A) shall not apply if the Company terminates Employee’s employment because of dissatisfaction with actions taken by Employee in the good faith performance of Employee’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Employee’s duties to the Company, (C) an act or acts on Employee’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Employee’s willful malfeasance or willful misconduct in connection with Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (E) Employee’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.
“Company” has the meaning specified in the Recitals.
“Disability” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Employee shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Employee’s duties under Employee’s employment. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement and any other agreement between the Company and Employee that incorporates the definition of “Disability”.
“Employee” has the meaning specified in the Preamble.
“Grant Date” has the meaning specified in the Preamble.
“Orbitz” has the meaning specified in the Preamble.
“Plan” has the meaning specified in the Recitals.
“Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2

GRANT OF RESTRICTED STOCK UNITS
Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, [# RSU’s] restricted stock units (the “RSUs”). Each RSU granted hereunder shall represent the right to receive from Orbitz, on the terms and conditions described herein, in the sole discretion of the Board, one Share, distributed as soon as practicable following each date of vesting. Employee shall have no further rights with respect to any RSU that is paid in Shares or that is forfeited or terminates pursuant to this Agreement or the Plan.
SECTION 3

TERMS OF RESTRICTED STOCK UNITS
3.1.    Vesting Schedule.
(a)    Subject to the provisions of this Agreement and the Plan, one-quarter of the RSUs shall vest on each of the first, second, third and fourth anniversaries of the Grant Date; provided, however, that no vesting shall occur after the termination of Employee’s employment with the Company for any reason, and any unvested RSUs shall be immediately cancelled by Orbitz without consideration after termination of Employee’s employment with the Company for any reason.

(b)    The Board may determine at any time before the RSUs expire or terminate that any or all of the RSUs shall become vested at any time.
3.2.    Dividends. Employee shall be entitled to be credited with dividend equivalents with respect to the RSUs, calculated as follows: on each date that a cash dividend is paid by Orbitz while the RSUs are outstanding (if any), Employee shall be credited with an additional number of RSUs equal to the number of whole Shares (valued at fair market value (as determined by the Board in good faith) on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the RSUs had the RSUs been issued as Shares. The additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of vesting and forfeiture and crediting of additional dividend equivalents.
3.3.    Termination of Employment. If Employee’s employment with the Company terminates for any reason, the RSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration unless the Board or the Board’s Compensation Committee determines otherwise, whether in an individual case or by adoption of a policy of broader application. Such period prior to cancellation of the RSUs shall not be extended by any notice period mandated under local law.
3.4.    Limited Transferability. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of inheritance following Employee’s death.
3.5.    Forfeiture. Notwithstanding anything herein to the contrary, if the Board determines in good faith that Employee has (i) willfully engaged in misconduct that is materially and demonstrably injurious to the Company; (ii) willfully and knowingly participated in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition; (iii) committed a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company or breach of fiduciary duty against the Company that has a material adverse effect on the Company; or (iv) breached any noncompetition or confidentiality covenants for the benefit of the Company applicable to Employee during Employee’s employment or following termination of Employee’s employment, then:
(a)    the RSUs, to the extent not then vested, shall be immediately canceled by Orbitz without consideration,
(b)    any Shares acquired pursuant to the vesting of any RSU within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above and then held by Employee shall be forfeited and returned to Orbitz without consideration, and
(c)    in the event Employee has sold or otherwise disposed of Shares acquired pursuant to the vesting of any RSU within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above, Employee shall pay to Orbitz the greater of (x) any proceeds received from such sale or other disposition, or (y) the fair market value (as determined by the Board in good faith) of such Shares as of the date of such Board determination.
SECTION 4

MISCELLANEOUS

4.1.    Tax Issues and Withholding.
(a)    Regardless of any action Orbitz or Employee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social security contributions, payroll tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company. Employee further acknowledges that the ultimate liability for all Tax Related Items legally due by Employee is and remains Employee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Employee’s liability for Tax Related Items or achieve any particular tax result. Further, if Employee has become subject to tax and/or social security contributions in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Employee acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Employee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Related Items. In this regard, Employee authorizes the Company, or its respective agents, at its discretion, to satisfy the obligations with regard to all Tax Related Items by one or a combination of the following: (1) withholding from Employee’s wages or other cash compensation paid to Employee by the Company; (2) withholding from proceeds of the sale of Shares acquired at vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by Orbitz (on Employee’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued upon vesting/settlement of the RSUs.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax Related Items is satisfied by withholding in Shares of, for tax purposes, Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of Employee’s participation in the Plan.
(d)    Finally, Employee shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold or account for as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. Employee acknowledges and agrees that should the amount of withholding for Tax Related Items be in excess of the actual tax due, the Company will refund the excess amount to him or her as soon as administratively practicable and without any interest. Orbitz may refuse to deliver Shares to the Employee if Employee fails to comply with Employee’s obligations in connection with the Tax Related Items.
4.2.    Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then Orbitz will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Orbitz, that does not cause such an accelerated or additional tax. Orbitz shall consult with Employee in good faith regarding the implementation of the provisions of this Section 4.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.
4.3.    Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of Employer, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of Employer to terminate Employee’s employment to the extent permitted under applicable local law and any employment contract terms (if any).
4.4.    Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to any Shares subject to the RSUs until such person has become a holder of record of any Shares issued upon vesting; provided that Employee may be entitled to the benefits set forth in Section 3.2 of this Agreement.
4.5.    Equitable Adjustments. The RSUs shall be subject to adjustment as provided in Section 5 of the Plan.
4.6.    Labor Acknowledgement. In accepting the award of RSUs, Employee acknowledges, understands and agrees that (i) the Plan is established voluntarily by Orbitz, it is discretionary in nature and may be modified, amended, suspended or terminated by Orbitz at any time; (ii) the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of Orbitz; (iv) Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; (v) Employee’s participation in the Plan is voluntary; (vi) the award of RSUs and the Shares subject to the RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and the RSUs are outside the scope of Employee’s employment contract, if any; (vii) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation; (viii) the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company; (ix) neither the award of the RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Employee any right with respect to employment or continuation of current employment, and the RSUs and Employee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with Orbitz; (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Employee’s employment by the Employer (for any reason whatsoever), and in consideration of the grant of the RSUs to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company, waive his or her ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) in the event of termination of Employee’s employment, Employee’s right to receive the RSUs and vest under the Plan, if any, will terminate effective as of the date that Employee is no longer actively employed; and (xiii) the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger or take-over.
4.7.    Remedies.
(a)    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
(b)    Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
4.8.    Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of each of the parties hereto.
4.9.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
4.10.    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
4.11.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 4.11), reputable commercial overnight delivery service (including Federal Express, DHL and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service or foreign postal service and mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856

If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the postal service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
4.12.    No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
4.13.    Incorporation of Plan; Acknowledgment. The Plan is hereby incorporated herein by reference and made a part hereof, and the RSUs and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.
4.14.    Data Privacy Consent. In the course of Employee’s employment with the Employer, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Employer, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Employer, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country (including the United States) or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and third-party service providers as necessary or appropriate in Employee’s home country or the United States or other countries, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, electronically or otherwise, and/or otherwise accepting the RSUs, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.
4.15.    Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
(a)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(c)    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
(d)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
(e)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
4.16.    No Advice From Company. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the underlying Shares. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
4.17.    Additional Terms. Orbitz reserves the right to impose other requirements on Employee’s participation in the Plan, on the grant of RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
4.18.    Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any controversy or claim relating to this Agreement, any breach thereof, and any claims Employee may have against Orbitz or any officer, director or employee of Orbitz, will be settled solely and finally by arbitration in Chicago, Illinois in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) then in effect in the State of Illinois, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided that this Section 4.18 shall not be construed to eliminate or reduce any right Orbitz or Employee may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.

IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

Orbitz Worldwide, Inc.
By:
Name:
Title:
Employee:

Name: [EMPLOYEE NAME]
Number of RSUs: [# RSU’s]

Exhibit A – 2007 Equity and Incentive Plan
(Distributed Separately)